Exhibit A-2

SUPPORT AGREEMENT

This SUPPORT AGREEMENT, dated as of September 23, 2025 (this "Agreement"), is by and between The Victory Bancorp, Inc., a Pennsylvania corporation (the "Company"), and the undersigned shareholder (the "Shareholder") of QNB Corp., a Pennsylvania corporation ("Parent"). Capitalized terms used herein and not defined herein shall have the meanings specified in the Merger Agreement (as defined below).

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company and Parent are entering into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which, among other things, on the terms and subject to the conditions set forth therein, (a) the Company will merge with and into Parent (the "Merger"), with Parent being the surviving corporation, and (b) at the Effective Time, the shares of common stock, $1.00 par value per share, of the Company issued and outstanding immediately prior to the Effective Time (other than as provided in the Merger Agreement) will, without any further action on the part of the holder thereof, be automatically converted into the right to receive the Merger Consideration as set forth in the Merger Agreement;

WHEREAS, as of the date hereof and except as otherwise specifically set forth herein, the Shareholder is the record or beneficial owner of, and has the sole right to dispose of and has the sole right to vote, the number of shares of common stock, $0.625 par value per share, of Parent ("Parent Common Stock") set forth below the Shareholder's signature on the signature page hereto (such shares of Parent Common Stock, together with any other shares of capital stock of Parent acquired by the Shareholder after the execution of this Agreement that the Shareholder has the sole right to dispose of and the sole right to vote, whether acquired directly or indirectly, upon the exercise of options, conversion of convertible securities, warrants or otherwise, and any other securities issued by Parent that are entitled to vote on the approval of the Merger Agreement held or acquired by the Shareholder (whether acquired heretofore or hereafter), being collectively referred to herein as the "Shares"; provided that, for the purposes of this Agreement "beneficially own" or "beneficial ownership" has the meaning assigned to such term in Rule 13d-3 under the Exchange Act;

WHEREAS, receiving the Requisite Parent Vote is a condition to the consummation of the transactions contemplated by the Merger Agreement; and

WHEREAS, as a condition and an inducement for the Company to enter into the Merger Agreement and incur the obligations set forth therein, the Company has required that (i) the Shareholder enter into this Agreement and (ii) certain other directors of Parent enter into separate, substantially identical support agreements with the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

Section 1. Agreement to Vote; Restrictions on Voting and Transfers.

(a) Agreement to Vote the Shares. Until the Termination Time (as defined below), at any meeting (whether annual or special and each adjourned or postponed meeting) of Parent's shareholders, however called, and on every action or approval by written consent of the shareholders of Parent with respect to any of the following matters, the Shareholder will:

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3753203v5 101000.00058" "" SL1 3753203v5 101000.00058

(i) appear at such meeting or otherwise cause all of the Shares to be counted as present thereat for purposes of calculating and establishing a quorum; and

(ii) vote or cause to be voted all of such Shares, (A) in favor of (I) the approval of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and (II) the adjournment or postponement of the Parent Meeting, if (x) as of the time for which the Parent Meeting is originally scheduled, there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Meeting or (y) on the date of the Parent Meeting, Parent has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Parent Vote, (B) against any Acquisition Proposal, without regard to (x) any recommendation to the shareholders of Parent by the Parent Board concerning such Acquisition Proposal and (y) the terms of such Acquisition Proposal, or other proposal made in opposition to or that is otherwise in competition or inconsistent with the transactions contemplated by the Merger Agreement, (C) against any agreement, amendment of any agreement or amendment of any organizational document (including the Parent Articles and the Parent Bylaws), or any other action that is intended or would reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage any of the transactions contemplated by the Merger Agreement and (D) against any action, agreement, transaction or proposal that would reasonably be expected to result in a breach of any representation, warranty, covenant, agreement or other obligation of Parent in the Merger Agreement in any material respect or in any representation or warranty of Parent in the Merger Agreement becoming untrue or incorrect in any material respect.

(b) Restrictions on Transfers. Until the earlier of the receipt of the Requisite Parent Vote or the Termination Time (as defined below), the Shareholder shall not, directly or indirectly, sell, offer to sell, give, pledge, grant a security interest in, encumber, assign, grant any option for the sale of or otherwise transfer or dispose, enter into any swap or other arrangement that hedges or transfers to another, in whole or in part, any of the economic consequences of ownership of, or enter into any agreement, arrangement, contract or understanding to take any of the foregoing actions with respect to (each, a "Transfer"), any Shares, other than a Transfer of Shares (i) by will or operation of law as a result of the death of the Shareholder, in which case, this Agreement shall bind the transferee, (ii) for bona fide estate planning purposes to the Shareholder's (a) Affiliates or (b) immediate family members (each, a "Permitted Transferee"), (iii) by or at the direction of the holder of a Lien (as defined below) as required by the terms of such Lien or (iv) to satisfy any Tax liability incurred by such Shareholder in respect of vesting, exercise or settlement of Parent restricted stock awards or option awards granted pursuant to the Parent Equity Incentive Plan; provided that, in the case of the foregoing subclauses (i) and (ii) only, as a condition to such Transfer, such Permitted Transferee shall be required to duly execute and deliver to the Company a joinder to this Agreement (in form and substance reasonably satisfactory to the Company); provided, further, that, in the case of the foregoing subclause (ii) only, the Shareholder shall remain jointly and severally liable for any breaches or violations by any such Permitted Transferee of the terms hereof. Any Transfer of Shares in violation of this Section 1(b) shall be null and void. The Shareholder further agrees to authorize and request Parent to notify Parent's transfer agent that there is a stop transfer order with respect to all of the Shares owned by the Shareholder and that this Agreement places limits on the Transfer of the Shareholder's Shares.

(c) Transfer of Voting Rights. Until the earlier of the receipt of the Requisite Parent Vote or the Termination Time (as defined below), the Shareholder shall not deposit any of the Shares in any voting trust, grant any proxy or power of attorney or enter into any voting agreement or similar agreement, arrangement, contract or understanding in contravention of the obligations of the Shareholder hereunder with respect to any Shares.

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3753203v5 101000.00058" "" SL1 3753203v5 101000.00058

(d) Acquired Shares. Any Shares or other voting securities of Parent with respect to which beneficial ownership is acquired by the Shareholder, and that the Shareholder has the sole right to dispose of and the sole right to vote, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such Shares or upon exercise or conversion of any securities of Parent, if any, after the execution hereof (in each case, a "Share Acquisition") shall automatically become subject to the terms of this Agreement and shall become "Shares" for all purposes hereof.

(e) No Inconsistent Agreements. Until the Termination Time (as defined below), the Shareholder shall not enter into any agreement, arrangement, contract or understanding with any person (as defined in the Merger Agreement), directly or indirectly, to vote, grant a proxy or power of attorney or give instructions with respect to the voting of the Shares in any manner that is inconsistent with the terms of this Agreement.

Section 2. Representations, Warranties and Covenants of the Shareholder.

(a) Representations and Warranties. The Shareholder represents and warrants to the Company as follows:

(i) Power and Authority; Consents. The Shareholder has full capacity to execute and deliver this Agreement and fully understands the terms herein. No filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of the Shareholder for the execution, delivery and performance of this Agreement by the Shareholder or the consummation by the Shareholder of the transactions contemplated hereby.

(ii) Due Authorization. This Agreement has been duly executed and delivered by the Shareholder and the execution, delivery and performance of this Agreement by the Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Shareholder.

(iii) Binding Agreement. Assuming the due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes the valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms (except in all cases as may be limited by bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles).

(iv) Non-Contravention. The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of the Shareholder's agreements, covenants and obligations hereunder and the consummation by the Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, arrangement, contract, instrument, understanding or other obligation or any order, arbitration award, judgment or decree to which the Shareholder is a party or by which the Shareholder or the Shareholder's properties or assets are bound, or any Law to which the Shareholder or the Shareholder's property or assets are subject. Except for this Agreement or any pledges, liens or other security interests disclosed to the Company in writing prior to the date hereof (such disclosed pledges, liens or other security interests, each, a "Lien"), the Shareholder is not, and no controlled affiliate of the Shareholder is, a party to any voting agreement or trust or any other agreement, arrangement, contract, instrument or understanding with respect to the voting, transfer or ownership of any Shares. The Shareholder has not appointed or granted a proxy or power of attorney to any person with respect to any Shares.

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3753203v5 101000.00058" "" SL1 3753203v5 101000.00058

(v) Ownership of Shares. Except for (x) restrictions in favor of the Company pursuant to this Agreement, (y) Liens, and (z) transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the "blue sky" laws of the various States of the United States, the Shareholder (A) owns, beneficially or of record, all of the Shares free and clear of any proxy, voting restriction, adverse claim, security interest or other encumbrance or lien, and (B) has sole voting power and sole power of disposition with respect to the Shares with no restrictions, limitations or impairments on the Shareholder's rights, powers and privileges of voting or disposition pertaining thereto, and no person other than the Shareholder has any right to direct or approve the voting or disposition of any of the Shares. As of the date hereof, the true, complete and correct number of Shares owned by the Shareholder is set forth below the Shareholder's signature on the signature page hereto (it being understood and agreed that such number does not include any securities beneficially owned by the Shareholder as a trustee or fiduciary). The Shareholder or, with respect to any Shares subject to a Lien, the lender or collateral agent, has possession of an outstanding certificate or outstanding certificates representing all of the Shares (other than Shares held in book-entry form or in street name) and such certificate or certificates does or do not contain any legend or restriction inconsistent with the terms of this Agreement, the Merger Agreement or the transactions contemplated hereby and thereby.

(vi) Legal Actions. There is no claim, action, suit, dispute, investigation, examination, complaint or other proceeding pending against the Shareholder or, to the knowledge of the Shareholder, any other person or, to the knowledge of the Shareholder, threatened against the Shareholder or any other person that restricts, limits, impairs or prohibits (or, if successful, would restrict, limit, impair or prohibit) the exercise by the Company of its rights, powers and privileges hereunder or the performance by any party of its covenants, agreements and obligations hereunder.

(vii) Reliance. The Shareholder understands that the Company is entering into the Merger Agreement in reliance upon the Shareholder's execution, delivery and performance of this Agreement, including the representations and warranties of the Shareholder set forth herein.

(b) Support Covenants.

(i) From the date hereof until the Termination Time (as defined below), the Shareholder shall not take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing, impeding, or, in any material respect, delaying, interfering with or adversely affecting the performance by the Shareholder of his or her obligations under this Agreement.

(ii) Until the earlier of the receipt of the Requisite Parent Vote or the Termination Time (as defined below), the Shareholder shall promptly notify the Company of the number of Shares, if any, acquired in any Share Acquisition by the Shareholder.

(iii) The Shareholder authorizes Parent and the Company to publish and disclose in any (A) announcement, filing, press release or other disclosure required by applicable Law and (B) periodic report, proxy statement or prospectus filed in connection with the transactions contemplated by the Merger Agreement, the Shareholder's identity, ownership of the Shares and obligations and agreements herein.

(iv) If the Shareholder has any Shares that are subject to a Lien, the Shareholder shall not take action (or fail to take any action) in respect of the Lien and the Shares subject thereto (including a breach or default thereunder) the intention or primary purpose of which would be to prevent the Shareholder from performing any of its obligations under Section 1.

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3753203v5 101000.00058" "" SL1 3753203v5 101000.00058

(c) Fiduciary Duties. The Shareholder is entering into this Agreement solely in his or her capacity as the record or beneficial owner of the Shares (including any additional Shares acquired hereafter). Nothing herein is intended to or shall limit or affect any actions taken by the Shareholder serving in his or her capacity as a director of Parent (or a Subsidiary of Parent).

Section 3. Further Assurances. At the request of the Company and without further consideration, the Shareholder shall execute and deliver any additional documents and take any further action(s) as may be necessary or desirable to consummate and make effective the transactions contemplated hereby.

Section 4. Termination. This Agreement will terminate upon the earliest of (a) the Effective Time, (b) the date of termination of the Merger Agreement in accordance with its terms and (c) the mutual written agreement of the parties (the "Termination Time"); provided that this Section 4 and Section 5 shall survive the Termination Time indefinitely; provided, further, that no such termination or expiration shall relieve any party from any liability for any breach of this Agreement to the extent occurring prior to the Termination Time.

Section 5. Miscellaneous.

(a) Expenses. All costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs, fees or expenses.

(b) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by email (provided that no "error message" or other notification of non-delivery is generated) or (iii) one (1) business day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, to the address of the applicable party set forth below such party's signature on the signature pages hereto (or to such other address, number or email address as a party may have specified by notice given to the other party).

(c) Amendments, Waivers. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except by an instrument in writing signed by, in the case of any (i) amendment, change, supplement, modification or termination, by all the parties, or (ii) waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(d) Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other party, except the Company may, without the consent of the Shareholder, assign any of its rights and delegate any of its obligations under this Agreement to any affiliate of the Company (provided that the Company shall remain liable for any failure of its obligations hereunder). Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and permitted assigns.

(e) Third Party Beneficiaries. This Agreement is not intended to, and does not, confer upon any person (other than the parties) any rights, powers, privileges or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3753203v5 101000.00058" "" SL1 3753203v5 101000.00058

(f) No Partnership, Agency, or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, "group" (as such term is used in Section 13(d) of the Exchange Act), joint venture or any like relationship between the parties.

(g) Entire Agreement. This Agreement constitutes the entire agreement among the parties relating to the subject matter hereof and supersedes all prior agreements, arrangements, contracts or understandings, both written and oral, among the parties with respect to the subject matter hereof.

(h) Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement (or portion thereof) is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

(i) Specific Performance; Remedies Cumulative. Each party agrees that (A) the Company would incur irreparable harm if any provision herein were not performed by the Shareholder in accordance with the express terms hereof, (B) there would be no adequate remedy at law for the Company with regard to any breach or violation of any provision herein and (C) accordingly, in addition to any other remedy to which the Company may be entitled at law, in equity, contract or tort or otherwise, the Company shall be entitled to (x) an injunction or injunctions to prevent any breach or threatened breach of this Agreement and (y) enforce specifically the performance of the terms and provisions herein. The Shareholder waives any (I) defense in any action, dispute, claim, proceeding, litigation or other controversy for specific performance that a remedy at law would be adequate and (II) requirement under any applicable Law to post security or a bond as a prerequisite to obtaining equitable relief. The Shareholder will not, and will direct its Representatives not to, object to the Company seeking an injunction or the granting of any such remedies on the basis that the Company has an adequate remedy at law. If any legal action or other proceeding relating to this Agreement or the transactions contemplated hereby or the enforcement of any provision of this Agreement is brought by any party against the other party, the prevailing party in such action or proceeding shall be entitled to recover all reasonable and documented costs, fees and expenses relating thereto (including reasonable attorneys' fees and expenses and court costs) from the other party, in addition to any other relief to which such prevailing party may be entitled.

(j) No Waiver. The failure of any party to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

(k) Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the Commonwealth of Pennsylvania, without regard to any applicable conflicts of law principles.

(l) Submission to Jurisdiction. Each party agrees that it will bring any claim, action, proceeding, dispute, litigation or controversy in respect of any claim or cause of action arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court sitting in the Commonwealth of Pennsylvania (the "Chosen Courts"), and, solely in connection with such

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3753203v5 101000.00058" "" SL1 3753203v5 101000.00058

claims or causes of action, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection (x) to laying venue in the Chosen Courts and (y) that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iii) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 5(b).

(m) Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CLAIM, DISPUTE, SUIT, ACTION, LITIGATION, PROCEEDING OR CONTROVERSY THAT MAY ARISE OUT OF, RESULT FROM OR RELATE TO THIS AGREEMENT (INCLUDING THE TRANSACTIONS CONTEMPLATED HEREBY) IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AT THE TIME OF INSTITUTION OF SUCH claim, dispute, suit, action, litigation, proceeding or controversy, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT THERETO. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH CLAIM, DISPUTE, SUIT, ACTION, LITIGATION, PROCEEDING OR CONTROVERSY, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 5(m).

(n) Waiver of Appraisal Rights. To the maximum extent permitted by applicable Law, the Shareholder waives any and all rights of appraisal or rights to dissent from the Merger or demand fair value for the Shares in connection with the Merger, in each case, that Shareholder may have under applicable law.

(o) Drafting and Representation. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(p) Interpretation. Section headings of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms. Wherever the word "include," "includes," or "including" is used in this Agreement, it shall be deemed to be followed by the words "without limitation." The words "hereof," "herein," and "hereunder" and similar terms, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless the context otherwise requires, the term "party" means a party to this Agreement irrespective of whether such term is followed by the words "hereto" or "to this Agreement."

(q) Counterparts. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, (i) may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart and (ii) to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a ".pdf" or ".jpg" format data file, shall be

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3753203v5 101000.00058" "" SL1 3753203v5 101000.00058

treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party shall raise the use of a facsimile machine or e-mail delivery of a ".pdf" or ".jpg" format data file to deliver a signature to this Agreement or any signed agreement or instrument entered into in connection with this Agreement, or any amendments or waivers hereto or thereto, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a ".pdf" or ".jpg" format data file as a defense to the formation of a contract, and each party forever waives any such defense.

[Signature Pages Follow]

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3753203v5 101000.00058" "" SL1 3753203v5 101000.00058

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.

THE VICTORY BANCORP, INC.

By:
Name: Joseph W. Major
Title: Chairman

The Victory Bancorp, Inc.
548 N. Lewis Road
Limerick, Pennsylvania 19468
Attention: Joseph W. Major, Chairman
Email: jmajor@victorybank.com

With copies to:

Kilpatrick Townsend & Stockton LLP
701 Pennsylvania Avenue, NW, Suite 200
Washington, DC 20004
Attention: Christina M. Gattuso, Esquire
Stephen F. Donahoe, Esquire
Email: cgattuso@ ktslaw.com
sdonahoe@ktslaw.com

SHAREHOLDER

Name:

Number of shares of Parent Common Stock:

Address:

Email:

With copies to:

Stevens & Lee, P.C.
111 North Sixth Street
Reading, Pennsylvania 19603
Attention: David W. Swartz, Esquire
Sunjeet S. Gill, Esquire
Email: David.Swartz@stevenslee.com
Sunjeet.Gill@stevenslee.com

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3753203v5 101000.00058" "" SL1 3753203v5 101000.00058